Exhibit 99.1

July 22, 2022

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORTATED ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS AND PROVIDES POST PLATEPLUS TRANSACTION UPDATE

FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

The Company announced today its results of operations for the quarter and year ended March 31, 2022. For the quarter ended March 31, 2022 (the “2022 quarter”), the Company recorded a net loss of $7,461,256 ($1.11 diluted loss per share) on sales of $75,091,475 compared to net earnings of $10,403,597 ($1.50 diluted earnings per share) on net sales of $49,214,204 for the quarter ended March 31, 2021 (the “2021 quarter”). The 2022 quarter results were negatively impacted by margin compression associated with declining steel prices at the time and a net recognized loss of approximately $13.9 million related to hot-rolled coil derivative instruments. Results for the 2021 quarter were positively impacted by strong margins primarily associated with a historic rise in steel prices and a net recognized gain of approximately $5.5 million related to hot-rolled coil derivative instruments.

For the year ended March 31, 2022 (“fiscal 2022”), the Company recorded net earnings of $14,066,322 ($2.04 diluted earnings per share) on sales of $285,234,752. For the year ended March 31, 2021 (“fiscal 2021”), the Company recorded net earnings of $11,424,475 ($1.63 diluted earnings per share) on sales of $126,102,533. The combined earnings of fiscal 2022 and fiscal 2021 is higher than any other consecutive two years in Company history.

Our operating results are significantly impacted by the market price of hot-rolled steel coil. The Company experienced significant volatility in steel price during both fiscal 2022 and fiscal 2021. The start of fiscal 2021 coincided with the COVID-19 virus starting to have a broad impact across the United States. From March 2020 to August 2020 steel prices declined approximately 25% in response to the initial impacts of COVID-19 on steel industry demand. In August 2020, steel prices began a historic rise, increasing approximately 350% through September 2021. From October 2021 through February 2022, steel prices declined approximately 50% until starting to increase in March 2022 in response to the Russian invasion of Ukraine.  With the volatility of steel prices, the Company saw periods of both expanding and contracting margins in fiscal 2022 and fiscal 2021. The overall results for both years is characterized by higher than average margins with fiscal 2022 being the most profitable year in Company history and fiscal 2021 being the third most profitable year.

The table below provides our unaudited statements of operations for the quarters and fiscal years ended March 31, 2022 and 2021:

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021

Net Sales	$75,091,475	$49,214,204	$285,234,752	$126,102,533

Cost of products sold	77,525,093	31,472,706	244,247,474	102,517,335
Selling, general and administrative	1,832,959	3,316,399	12,467,366	7,835,184
Interest expense	101,429	6,263	255,320	24,619

Earnings (loss) from operations	(4,368,006)	14,418,836	28,264,592	15,725,395

Other income (loss), net	(5,132,913)	(516,409)	(9,934,034)	(503,422)

Earnings (loss) before income taxes	(9,500,919)	13,902,427	18,330,558	15,221,973

Income tax provision (benefit)	(2,039,663)	3,498,830	4,264,236	3,797,498

Net earnings (loss)	$(7,461,256)	$10,403,597	$14,066,322	$11,424,475

Weighted average shares outstanding:
Basic	6,716,476	6,604,981	6,623,769	6,703,654
Diluted	6,716,476	6,604,981	6,623,769	6,703,654

Net earnings (loss) per share:
Basic	$(1.11)	$1.50	$2.04	$1.63
Diluted	$(1.11)	$1.50	$2.04	$1.63

The table below provides our unaudited balance sheets as of March 31, 2022 and 2021:

BALANCE SHEETS (Unaudited)

ASSETS	March 31,
	2022	2021
CURRENT ASSETS:
Cash	$2,598,102	$8,191,001
Accounts receivable, net of allowances for bad debts and cash discounts of $99,819 and $32,834 at March 31, 2022 and 2021, respectively	35,670,657	20,377,967
Inventories	67,946,122	36,016,093
Current portion of derivative assets	4,240,740	622,400
Other current assets	14,906,194	12,327,174
TOTAL CURRENT ASSETS	125,361,815	77,534,635

PROPERTY, PLANT AND EQUIPMENT:
Land	1,179,831	1,179,831
Buildings and yard improvements	8,581,676	9,199,704
Machinery and equipment	30,422,066	35,253,000
Construction in process	15,925,306	9,614
Less accumulated depreciation	(26,002,820)	(30,180,893)
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	30,106,059	15,461,256

OTHER ASSETS:
Cash value of officers’ life insurance and other assets	270,416	148,494
Deferred income tax asset	2,133,295	1,864,424
Income taxes recoverable	1,403,485	—
TOTAL ASSETS	$159,275,070	$95,008,809

LIABILITIES AND STOCKHOLDERS' EQUITY	March 31,
	2022	2021
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$44,803,602	$15,185,038
Income taxes payable	—	1,455,099
Dividends payable	137,120	138,117
Contribution to retirement plan	250,000	50,000
Employee compensation and related expenses	1,085,676	2,643,538
Current portion of financing lease	104,689	102,689
Current portion of derivative liability	14,429,520	7,979,380
Current portion of Paycheck Protection Program loan	—	1,518,410
TOTAL CURRENT LIABILITIES	60,810,607	29,072,271

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS	119,591	108,609
OTHER NON-CURRENT LIABILITIES	221,767	315,978
ASSET BASED LENDING FACILITY	18,436,457	—
LONG TERM PORTION OF PAYCHECK PROTECTION PROGRAM LOAN	—	171,975
TOTAL LIABILITIES	79,588,422	29,668,833

STOCKHOLDERS’ EQUITY:
Common stock, par value $1: Authorized shares — 10,000,000
Issued shares — 8,344,975 shares and 8,334,785 shares at March 31, 2022 and 2021, respectively	8,344,975	8,334,785
Additional paid-in capital	30,442,361	30,003,462
Accumulated other comprehensive loss	(10,268,509)	(11,187,841)
Treasury stock at cost (1,488,966 shares and 1,435,248 shares at March 31, 2022 and 2021, respectively)	(7,741,197)	(7,203,342)
Retained earnings	58,909,018	45,392,912
TOTAL STOCKHOLDERS’ EQUITY	79,686,648	65,339,976
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$159,275,070	$95,008,809

COIL SEGMENT OPERATIONS

Coil segment sales for fiscal 2022 totaled $230,438,149 compared to $95,264,555 for fiscal 2021. The increase in coil segment sales was driven by both an increase in sales volume and an increase in the average selling price of tons shipped from inventory. Inventory tons sold increased from approximately 130,500 tons in fiscal 2021 to approximately 152,000 tons in fiscal 2022. The average per ton selling price related to these shipments increased from approximately $722 per ton in fiscal 2021 to approximately $1,693 per ton in fiscal 2022. Coil segment operations recorded operating profits of approximately $31,791,000 and $16,467,000 in fiscal 2022 and fiscal 2021, respectively. Operating profit for fiscal 2022 includes net recognized losses on hedging activities of $18,032,080 while fiscal 2021 operating profit included recognized gains on hedging activities of $5,500,000.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for fiscal 2022 totaled $54,796,603 compared to $30,837,978 for fiscal 2021. Sales increased due to both an increase in the volume sold and an increase in the average selling price per ton. Tons sold increased from approximately 42,000 tons in fiscal 2021 to approximately 47,500 tons in fiscal 2022. The average per ton selling price related to these shipments increased from approximately $730 per ton for fiscal 2021 to approximately $1,221 per ton for fiscal 2022. Tubular segment operations recorded an operating profits of approximately $2,424,000 and $2,923,000 in fiscal 2022 and fiscal 2021, respectively. Operating profit for fiscal 2022 includes net recognized losses on hedging activities of $3,087,940 while fiscal 2021 operating profit included recognized gains on hedging activities of $914,500.

POST PLATEPLUS TRANSACTION UPDATE

On April 30, 2022, the Company acquired two high-quality, strategically located facilities from Plateplus, Inc. (“Plateplus”), positioning Friedman as a leading North American steel service center with an expanded geographic presence, scale and processing capabilities. Friedman acquired the real estate, buildings, equipment, inventory, and other assets of Plateplus’ East Chicago, IN and Granite City, IL facilities. In addition, Friedman acquired the steel inventory at Plateplus’ Loudon, TN and Houston, TX facilities with the intent to transition customer business that was historically handled at these locations to Friedman’s facilities in Decatur, AL and Sinton, TX, respectively.

On May 1, 2022, Friedman welcomed 76 employees who were previously employed by Plateplus as part of the acquisition. Most of these employees consist of operations, sales and purchasing personnel related to the East Chicago and Granite City facilities. After the addition of these employees, the total number of Friedman employees was 176 as of May 1, 2022 and as of this press release stands at 178. Friedman expects to hire approximately 25 additional employees once Plateplus provided transition services conclude. These additional personnel consist primarily of operations personnel for key functions needed at our new Sinton, TX facility, accounting and finance personnel, information technology personnel and sales personnel.

As a result of the transaction, Friedman has expanded the level of business it is doing with many of our long-time customers and suppliers and has enjoyed establishing new relationships with many customers, having an immediate impact on the scale of our business. As a reference, prior to the transaction, Friedman’s average monthly sales volume for fiscal 2022 was approximately 16,600 tons and April 2022 sales volume was approximately 18,500 tons. After the transaction, May 2022 sales volume was approximately 42,000 tons and June 2022 sales volume was approximately 44,000 tons.

OUTLOOK

At the end of fiscal 2022 steel prices started increasing considerably after the Russian invasion of Ukraine. The increase in steel prices resulted in improved margins for the first quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022. The Company expects the June 30, 2022 quarter to be one of the most profitable quarters in Company history due to the margin improvement and a substantial increase in sales volume after the Plateplus transaction. Sales volume for the first quarter of fiscal 2023 was approximately 104,500 tons compared to approximately 52,000 tons for the fourth quarter of fiscal 2022, a 100% increase.

FORM 10-K UPDATE

The Company previously communicated in its press release issued June 29, 2022 that the Company would be late in filing its Form 10-K for the fiscal year ended March 31, 2022 and at that time expected to file the Form 10-K on or before July 22, 2022. Regrettably, the Company is unable to file its Form 10-K today due primarily to the Company and its independent auditors being in the process of concluding procedures around the audit of internal controls which is a new requirement for the Company as an accelerated filer. The Company and its independent auditors will continue to work diligently to allow the Form 10-K to be filed as soon as possible.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago and Granite City where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Decatur facility operates a stretcher leveler cut-to-length line. The Company has an additional coil segment location under construction in Sinton, Texas with equipment commissioning expected during August 2022 and September 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, financial results for the quarter ended June 30, 2022, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the installation of our new stretcher leveler line, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.